August 15, 2000

Consolidated Edison Company
  of New York, Inc.
4 Irving Place
New York, New York  10003

       Re:  Securities Being Registered Under the Securities Act of 1933

Ladies and Gentlemen:

     I am an Associate General Counsel and Assistant Secretary of Consolidated Edison Company of New York, Inc. ("Con Edison of New York"). I and other members of Con Edison of New York's Law Department have represented Con Edison of New York in connection with the filing by Con Edison of New York with the Securities and Exchange Commission of a Registration Statement on Form S-3 registering $500 million of unsecured debt securities of Con Edison of New York (the "Securities") for issuance from time to time pursuant to Rule 415 under the Securities Act of 1933 (the "Registration Statement"). The Securities are to be issued under the Indenture, dated as of December 1, 1990, between Con Edison of New York and The Chase Manhattan Bank (successor to The Chase Manhattan Bank (National Association)), as Trustee (the "Trustee"), as amended and supplemented by a First Supplemental Indenture, dated as of March 6, 1996 (the Indenture, as so amended and supplemented, is herein referred to as the "Indenture").

        I have examined such documents as I have deemed necessary for the purpose of this opinion, including (a) the Certificate of Incorporation and the By-Laws of Con Edison of New York; (b) the Indenture; and (c) minutes of meetings of the Board of Trustees of Con Edison of New York. It is my opinion that the Securities will become the legal, valid and binding obligations of Con Edison of New York in accordance with their terms upon:

        1. the issuance of an order by the Public Service Commission of the State of New York (the "PSC") authorizing Con Edison of New York to issue the Securities and the compliance therewith by Con Edison of New York, and the issuance by the PSC, to the extent required by the terms of the order, of a letter to the effect that such order is no longer subject to abrogation with respect to the Securities;

        2. the due authorization and execution of the Securities by Con Edison of New York;


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        3.        the due authentication and delivery of the Securities in
                  accordance with the Indenture; and

        4. the receipt by Con Edison of New York of payment for the Securities at the price and in accordance with the terms set forth in the Registration Statement and the supplement or supplements to the prospectus constituting a part thereof.

        I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. However, in giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

                                                             Very truly yours,

                                                              Peter A. Irwin
                                                              Peter A. Irwin